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                                                                      EXHIBIT 99

                      [LETTERHEAD OF METRO-GOLDWYN-MAYER]

                                 PRESS RELEASE



             MGM Revises First Quarter and Full Year 2002 Outlook

     SANTA MONICA, Calif., Feb. 26 /PRNewswire-FirstCall/ -- Metro-Goldwyn-Mayer Inc. (NYSE: MGM) today announced that based on revised estimates, the Company is issuing new guidance for the first quarter and full year 2002. The revised outlook is the result of recent film releases that did not meet the Company's expectations.

        (Photo:  http://www.newscom.com/cgi-bin/prnh/20011119/MGMLOGO)

     MGM disclosed its initial outlook for 2002 in a conference call and simultaneous Webcast on February 6, 2002. At that time MGM expected its full year 2002 revenues to increase in excess of 20 percent over the prior year. MGM now believes that full year 2002 revenues will increase by approximately 20 percent.

     Total overall EBITDA for full year 2002 was initially expected to increase by more than 15 percent. MGM now expects full year 2002 total overall EBITDA to be approximately breakeven.

     On a per share basis, MGM now expects a net loss in the first quarter of 2002 in the range of $0.35 to $0.37. For full year 2002, MGM expects to report a net loss in the range of $0.46 to $0.48 per share. The Company continues to believe that quarterly comparisons will improve as the year progresses and expects to report a net profit in the fourth quarter.

     "We remain confident in the balance of our 2002 film slate, and our other core businesses continue to exceed our expectations," said Dan Taylor, Senior Executive Vice President and Chief Financial Officer.

     Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc subsidiary, is actively engaged in the worldwide production and distribution of entertainment product, including motion pictures, television programming, home video, interactive media, music, and licensed merchandise. The Company owns the largest modern film library in the world, consisting of more than 4,100 titles. Its operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM Entertainment Business Group, MGM Consumer Products, MGM Music, MGM Interactive, and MGM Online.

                                    (more)

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     In addition, MGM owns a 20 percent equity interest in four of Rainbow
Media's successful national cable networks -- American Movie Classics (AMC), Bravo, The Independent Film Channel (IFC) and WE: Women's Entertainment, and has ownership interests in 15 television channels internationally. For more information on MGM, visit MGM Online at http://www.mgm.com.

     This news release contains forward-looking statements that are based upon the Company's estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. These risks and uncertainties include, among other things, future competitive and market conditions, whether the Company's products achieve customer acceptance, future business decisions, and other factors, including those described in the Company's filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the control of MGM. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be realized. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of the Company.

     For further information please contact Joseph Fitzgerald of Metro-Goldwyn-Mayer Inc., +1-310-449-3660.

     To receive all future transmissions via email only, please send your requests to Steven Shimek: steven_shimek@prnewswire.com.

SOURCE Metro-Goldwyn-Mayer Inc.
     -0-                               02/26/2002
     /CONTACT:  Joseph Fitzgerald of Metro-Goldwyn-Mayer Inc., +1-310-449-3660/
     /Photo:    NewsCom: http://www.newscom.com/cgi-bin/prnh/20011119/MGMLOGO
                AP Archive: http://photoarchive.ap.org
                PRN Photo Desk, +1-888-776-6555 or +1-212-782-2840/
     /Web site: http://www.mgm.com /
     (MGM)

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